BlackRock Advisors, LLC
 Aperio Group, LLC
 BlackRock Asset Management Canada Limited
 BlackRock (Luxembourg) S.A.
 BlackRock Fund Advisors*
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association
 BlackRock Financial Management, Inc.
 BlackRock Fund Managers Ltd
 BlackRock Asset Management Schweiz AG
 BlackRock Investment Management, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.